EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HealthMarkets, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-163727, 333-163726 and 333-134171) of HealthMarkets, Inc. and subsidiaries (the Company) of our report dated March 15, 2011, with respect to the consolidated balance sheets of HealthMarkets, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, consolidated statements of stockholders’ equity and comprehensive income (loss), and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, which report appears in the December 31, 2010 annual report on Form 10-K of HealthMarkets, Inc.

The aforementioned report, with respect to the consolidated financial statements of the Company, refers to the change in 2010 of the method of accounting for qualifying special purpose entities and variable interest entities and the change in 2009 of the method of accounting for other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

KPMG LLP

Dallas, Texas
March 15, 2011